Exhibit 10.5
Execution Copy
THIRD AMENDED STRATEGIC COOPERATION AGREEMENT
This Third Amended Strategic Cooperation Agreement (the “Agreement”) is entered into on Jan. 23, 2008 in Dalian, the People’s Republic of China (“PRC”) by and among the following entities,
HiSoft Technology (Dalian) Co., Ltd. , a company incorporated under the laws of the PRC, whose registered office is at No. 33, Lixian Street, Qixianling Industrial Base, Hi-Tech Zone, Dalian, PRC (“HiSoft”), on one hand;
And
Dalian Haihui Sci-Tech Company Limited , a joint stock company organized and existing under the laws of the PRC, whose registered office is at No. 35, Lixian Street, Qixianling Industrial Base, Hi-Tech Zone, Dalian, PRC (“Haihui Dalian”);
Li Shi , a PRC individual the ID Card Number of whom is 110105196101272110;
Zhang Xin , a PRC individual the ID Card Number of whom is 150202197311211218;
WANG Jiuchang , a PRC individual the ID Card number of whom is 210211195210265835 (together with Li Shi and Zhang Xin, the “Existing Shareholders”), on the other hand.
In this Agreement, the above parties may be individually referred to as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, the persons listed in Schedule 1 attached hereto (the “Original Shareholders”), Haihui Dalian, on one side, and HiSoft, on the other side, previously entered into a Second Amended Strategic Cooperation Agreement, dated as of January 23, 2008 (the “Prior Agreement”);
WHEREAS, as of the date of this Agreement, the Existing Shareholders are the sole record and beneficial owners of Haihui Dalian after certain share transfer transactions among the Original Shareholders and the Existing Shareholders;
WHEREAS, each Existing Shareholder is willing to accept the rights and obligations of the Original Shareholders under the Prior Agreement, except as otherwise amended hereby;
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NOW THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
AGREEMENT
1.	Strategic Cooperation
The Parties agree to cooperate with each other and perform their respective obligations in accordance with this Agreement.
2.	Business Contracts

Undertaking New Projects. Starting from date on which this Agreement is duly executed by the Parties hereto (the “Effective Date”), Haihui Dalian shall (i) cease to accept any new project for the development and sale of computer software, development of Internet application technologies and related products, technical and engineering services for automation projects and technical consultancy and marketing consultancy services (the “Current Business”) from any prospective customers, (ii) refer any and all new projects from prospective customers to HiSoft, and (iii) limit its business scope as to the software-related training services.

3.	HiSoft’s Services to Haihui Dalian

3.1	Technical and Business Management Services. Haihui Dalian hereby appoints HiSoft as its exclusive provider of the software products and systems maintenance services (“HiSoft Services”) with respect to active projects with client contracts (the “Existing Projects”).

3.2	Exclusivity. During the term of this Agreement, Haihui Dalian shall not hire, use or accept any maintenance and other technical services with respect to any of the Existing Projects from any third party without the prior written consent of HiSoft.

3.3	Intellectual Property Rights. Unless otherwise agreed to by the Parties in writing and to the extent permitted under the relevant contracts between Haihui Dalian and its customers and applicable law then in force and the relevant governmental authorities, HiSoft shall be the sole and exclusive owner of all rights, title and interests to any and all Intellectual Property Rights arising from the performance of this Agreement, whether developed by HiSoft or Haihui Dalian, including but not limited to copyrights, patents, know-how, trademarks, service marks, trade secrets and other similar rights, but except for the rights of attribution or other “personal rights” which vest only in the employees according to law.
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For the purpose of this Agreement, the term “Intellectual Property Rights” means any and all intangible legal rights or interests evidenced by or embodied in (1) any idea, design, concept, method, process, technique, apparatus, software, invention, discovery or improvement, including any patents, patent applications, trade secrets and know-how; (2) any work of authorship, including any copyrights, industrial designs, mask works or moral rights; (3) any trademarks, trade names, service marks, trade designations, trade dress and associated goodwill; and (4) any other proprietary technology or material in which similar rights exist by virtue of or pursuant to any law in force in any part of the world.

3.4	Claims. Haihui Dalian shall be exclusively responsible for any claims or legal or administrative proceedings arising from any improper technical operation or any improper use by it of any of the Intellectual Property Rights and other rights in and associated with the HiSoft Services provided hereunder without HiSoft’s instruction. In the event Haihui Dalian finds any unauthorized or illegal exploitation of the Intellectual Property Rights and other rights in and associated with the HiSoft Services by any person, Haihui Dalian shall promptly inform HiSoft of such illegal acts, and shall provide assistance and give full cooperation to HiSoft (if so requested by HiSoft) in any action, claim or proceedings brought or threatened in relation to such Intellectual Property Rights and any other rights.

4.	Use of Haihui Dalian Facilities and Intangible Assets; Related Options

4.1	Use of Haihui Dalian Facilities. Throughout the term of this Agreement, Haihui Dalian shall allow HiSoft to lease and use all of the facilities and assets of Haihui Dalian (the “Target Assets”) on a full time basis (i.e., 24 hours a day and 7 days a week).

4.2	Use of Intellectual Property Rights. During the term of this Agreement, Haihui Dalian shall allow HiSoft to use all of the Intellectual Property Rights that Haihui Dalian possesses as of the date of this Agreement (the “Target IPRs”), whether registered or not. Where necessary, HiSoft may require Haihui Dalian to enter into a separate license agreement for any particular Target IPR it elects to use, for the purpose of registering such license with the relevant registration authority as required by applicable law.

4.3	Option to Purchase Target IPRs and Target Assets. During the term of this Agreement, HiSoft shall have an option, exercisable by HiSoft at its discretion at any time with a delivery of a written notice to Haihui Dalian, to purchase from Haihui Dalian, all or any of the Target IPRs and the Target Assets at the minimum price allowed by applicable law or another price agreed to by HiSoft.

4.4	Exercise of Option. In the event HiSoft exercises its option to purchase any Target IPR or Target Asset, Haihui Dalian shall prepare and execute all such documents and take all such actions necessary or advisable to effectuate the
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transfer of the Target IPRs or Target Assets of Haihui Dalian to HiSoft or its designee, including without limitation making all necessary applications and obtaining all necessary government approvals for such transfer.

5.	Financial Arrangements

5.1	Fees for HiSoft Services. As consideration for the HiSoft Services, Haihui Dalian shall pay to HiSoft the fees in accordance with this Section 5.1 (the “Fees”). The Fees shall be paid on a quarterly basis (“Settlement Period”).
(a)	Service Fee Schedule/Formula. The Fee shall be calculated in accordance with Schedule 2 (Service Fee Schedule/Formula) hereof.

(b)	Reimbursement. In addition to those amounts due resulting from the HiSoft Services rendered hereunder, to the extent not expressly addressed by this Agreement, Haihui Dalian agrees to reimburse HiSoft for (i) all expenses HiSoft may incur in connection with its performance of HiSoft Services, including, but not limited to travel, professional, printing and postage fees and expenses, and (ii) all expenses HiSoft may be required to incur on behalf of Haihui Dalian in connection with its performance of HiSoft Services or with respect to payments made by HiSoft for such HiSoft Services pursuant to this Agreement, resulting, without limitation, from any taxes, excises, duties, levies, withholdings or other similar charges, with the exception of any taxes due on HiSoft’s income.

(c)	Settlement. Within seven (7) days from expiration of each Settlement Period, HiSoft shall send Haihui Dalian a billing notice on the amounts of the Fees, duly calculated for that Settlement Period. Haihui Dalian shall pay the Fees within seven (7) days after the date of each billing notice from HiSoft. Any and all Fees payable under this Agreement shall be paid in RMB by Haihui Dalian to HiSoft. If Haihui Dalian fails to pay any Fees when due, it shall pay to the HiSoft a default interest on the overdue sum from the due date to the date the sum is received in full at the bank’s benchmark lending rate for the relevant month published by the People’s Bank of China compounded monthly.

(d)	Inspection. Haihui Dalian shall keep separate accounts on the HiSoft Services. HiSoft shall be entitled, at any time and in respect of any Settlement Period to send its employee(s) or employ, at its own costs, a certified public accounting firm registered in the PRC to review the accounts having relations with the HiSoft Services, and/or audit Haihui Dalian’s report(s) in respect of any Settlement Period. Haihui Dalian shall provide any and all documents, books, records, data and information and assistance as may be deemed by HiSoft’s employee(s) or the certified public accounting firm as necessary or advisable to check or audit Haihui Dalian’s report(s). The auditing report rendered by HiSoft’s employee(s) shall be final and conclusive unless
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challenged by Haihui Dalian within seven (7) days after its receipt of such report. Any auditing report rendered by the certified public accounting firm shall be final and conclusive in respect of the appraisal. HiSoft shall be entitled to send Haihui Dalian at any time after the date of the auditing report a billing notice covering the Fees as indicated by the auditing report. Haihui Dalian shall settle such billing notice within seven (7) days after the date thereof in accordance with Section 5.1(c) above.

(e)	Deductions. Any payment of the Fees made by Haihui Dalian to HiSoft shall be free from any deductions whatsoever including but not limited to any handling fees charged by the bank, tax or any other costs and expenses.
5.2	Nothing in this Agreement implies any assumption of any debt of Haihui Dalian by HiSoft or any assignment of any account receivable by Haihui Dalian to HiSoft.

6.	Confidentiality

6.1	Confidentiality. Each Party shall protect and maintain all Confidential Information (as defined below) of the other Parties which may be directly or indirectly disclosed to or obtained by the first Party, under any circumstances and whether or not such Confidential Information is disclosed in the performance of this Agreement, in the strictest confidence and shall not, for so long as, and to the extent that, such Confidential Information has not become generally available and known to the public through authorized publication by the other Parties, disclose, directly or indirectly, in any manner, any such Confidential Information to any person for any purposes without the prior written consent of the second Party, except that HiSoft shall be free to disclose any Confidential Information to its employees, officers, agents and shareholders.

For the purpose of this Agreement, the term “Confidential Information” of a Party means any proprietary or secret information related to such Party, including, where applicable, any and all written, oral or other tangible or intangible forms of information relating to or associated with the Intellectual Property Rights of such Party; marketing plans or techniques; customer names; business model; market survey; financial or business information, whether or not labeled as “Confidential”; trade secrets which include, but are not restricted to, any portion or phase of scientific or technical information, design processes, procedures, formulas or improvements as well as inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets.

6.2	Obligations upon Termination of Agreement. Upon the termination or expiration of this Agreement, each Party shall return to the other Parties or destroy any and all the documents, information or software containing the
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other Parties’ Confidential Information upon request, delete all of such Confidential Information from any electronic devices, and cease to use them.

6.3	Compliance by Employees and Others. Each Party shall procure any and all of its employees, directors, officers, and agents to keep the other Parties’ Confidential Information in strictest confidence.

7.	Representations and Warranties

7.1	Mutual Representations and Warranties. Each Party represents and warrants to the other Parties as follows:
(a)	It (other than the Existing Shareholders) is a company duly registered in Dalian, PRC and validly existing under the laws of the PRC.

(b)	It has full right, power, authority and capacity and has obtained all consents and approvals necessary to execute, deliver and perform this Agreement.

(c)	It has duly executed and delivered this Agreement, and the Agreement constitutes a legal, valid and binding agreement enforceable against it in accordance with the terms hereof.

(d)	The execution of, and performance of its obligations under this Agreement do not and will not contravene any agreement to which it is a party.
7.2	Further Representations. Warranties and Undertakings by Haihui Dalian. Haihui Dalian hereby further represents, warrants, and undertakes to HiSoft that during the term of this Agreement (unless otherwise instructed or permitted by HiSoft in advance in writing):
(a)	it shall maintain good title to the Target IPRs until they are transferred to HiSoft pursuant to this Agreement, and shall not directly or indirectly create any mortgage, pledge, lien, or other encumbrance of any substance upon any of them or sell, transfer or otherwise dispose of any of them;

(b)	it shall not undertake any HiSoft Services using its own resources nor outsource or purchase any HiSoft Services from any party other than HiSoft, but shall, throughout the term of this Agreement, purchase the same from HiSoft on the terms hereof; for the Existing Projects only;

(c)	it shall not carry out any business in direct or indirect competition with that of HiSoft (including, without limitation, its provision of the HiSoft Services hereunder and any other IT services and software development business) or that of any of the affiliates of HiSoft which is controlled by, controlling, or under common control with HiSoft,
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directly or indirectly (such affiliates include without limitation, DMK International, Inc. , , HiSoft Services (Beijing) Limited , HiSoft Technology (Chengdu) Co., Ltd. , HiSoft Systems (Shenzhen) Limited , HiSoft Systems Hong Kong Limited , HiSoft Envisage Inc. and HiSoft Technology (Singapore) Pte. Ltd.);

(d)	it shall not solicit, employ or offer to employ any employee of HiSoft;

(e)	it shall make its best efforts to assist HiSoft in obtaining all relevant licenses, permits, qualifications related to HiSoft Services, including without limitation high and new technology enterprise status, software enterprise status, software product registrations, CMM5 and ISO9001, except as otherwise waived by HiSoft.
8.	Warranties of the Existing Shareholders

The Existing Shareholders jointly and severally represent and warrant to HiSoft, and undertake to procure, that Haihui Dalian will fully perform his obligations hereunder throughout the term of this Agreement.

9.	General Provisions

9.1	Effective Date and Term. This Agreement shall take effect on the Effective Date and the initial term of this Agreement shall expire on July 27, 2024 unless and until earlier terminated as set forth below.

9.2	Early Termination. This Agreement shall only be terminated by mutual written agreement of all Parties within the initial term set forth in Section 9.1 hereof.

9.3	Survival. The rights and obligations under Sections 6, 7 and 9.4 shall survive the expiration or termination of this Agreement.

9.4	Settlement of Disputes. The Parties shall attempt to settle any dispute arising from the interpretation or performance of this Agreement or in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation within thirty (30) days after a Party requests such consultation, a Party may submit such dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”). The arbitration shall follow the current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. There shall be one arbitrator, who shall be mutually agreed by the Parties hereto. In the absence of an agreement among the Parties on the appointment of the arbitrator, the chairman of CIETAC shall designate the arbitrator. The arbitration award
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shall be final and binding upon the Parties and shall be enforceable in accordance with its terms.

9.5	Force Maieure. Force Majeure includes acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, and means any event that is beyond the Party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event of Force Majeure. The Party claiming Force Majeure shall notify the other Parties without delay. If either of the Parties is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, neither Party shall be responsible for any damage, increased costs or loss which the other Parties may sustain by reason of such a failure or delay of performance, and such failure or delay shall not be deemed a breach of this Agreement. The Party claiming Force Majeure shall take appropriate means to minimize or remove the effects of Force Majeure, and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, all Parties agree to resume performance of this Agreement with their best efforts

9.6	Governing Law. This Agreement shall be governed by the laws of the PRC.

9.7	Notice. Any and all notices hereunder shall be in writing. A notice shall be deemed effective upon delivery if hand delivered or three (3) business days after deposit with an international courier service or in the mail addressed to the intended recipient at the address set forth herein or otherwise provided by the recipient; if sent by facsimile, it shall be deemed delivered immediately, provided that if it is delivered after 5:00 p.m. on a certain day, it shall be deemed delivered on the next business day.
To HiSoft:
HiSoft Technology (Dalian) Co., Ltd No. 33 Lixian Street, Hi-Tech Zone, Dalian, China, 116023, Attn. Ms. Zhang Wei, Fax: +86-411-84791350
To Haihui Dalian:
Dalian Haihui Sci-Tech Company Limited c/o HiSoft Technology (Dalian) Co., Ltd. No. 33 Lixian Street, Hi-Tech Zone, Dalian, China, 116023, Attn. Ms. Zhang Wei, Fax: +86-411-84791350
To the Existing Shareholders:

If to Zhang Xin or Li Shi:
6/F, Haya Plaza, No. 1, Shangdi East Road, Haidian District, Beijing 100085, China
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Fax:+86-10-5987-5588
If to Wang Jiuchang:
No. 33 Lixian Street, Hi-Tech Zone, Dalian, China, 116023, Fax:+86-0411-84791350
9.8	Successors; Assignment. This Agreement binds and will benefit the Parties and their respective successors and assigns. None of Haihui Dalian or the Exiting Shareholders may assign this agreement to any third Party without the prior written consent of HiSoft. Each of Haihui Dalian and the Existing Shareholders hereby grants its consent to HiSoft that HiSoft may transfer all or any of its rights and obligations under this Agreement at any time to any Party at its sole discretion.

9.9	Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to this jurisdiction, be ineffective to the extent of such invalidity, illegality to unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

9.10	Entire Agreement; Amendment and Supplement. This Agreement, together with any schedule attached hereto, constitutes the entire understanding of the Parties with respect to the subject hereof, and supersedes all prior oral or written agreements among the Parties including but not limited to the Prior Agreement. Any amendment and supplement of this Agreement shall come into force only after a written agreement is signed by all Parties. The amendment and supplement shall become part of this Agreement and shall have the same legal effect as this Agreement.

9.11	Counterparts. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one instrument.
[Signature page follows.]
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NOW, IN WITNESS HEREOF, the Parties have caused their authorized representatives to execute this Agreement on the Effective Date.
HISOFT: HAIHUDDALIVN:
HiSoft Technolqgy (Dalian) Co., Ltd. Dalian Haihui Sci-Tech Company Limited
By:___By:
Name: Name:
Title: Title:
EXISTING SHAREHOLDERS:
LI Shi ZHANG Xin
as an individual as an individual
WANG Jiuchang
as an individual
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SCHEDULE 1
Schedule of the Original Shareholders of Haihui Dalian

#	Name	Ownership%
1	LI Yuanming PRC ID No. 21021119560326581X	96%
2	WANG Xingwei PRC ID No. 210602196308213515	1%
3	TAN Jikui PRC ID No.210255700720029	1%
4	WANG Zhuohong PRC ID No. 210211196606095822	1%
5	HE Qing PRC ID No.220203196610013617	1%

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Schedule 2
Service Fees Schedule
Service Fees for HiSoft Services shall be calculated in accordance with the following formula, viz.:
Service Fees = R — C
Where,
“R” means all the revenue generated by Haihui Dalian during the relevant Settlement Period; and
“C” means the total costs incurred by Haihui Dalian during the same Settlement Period, which shall include the following:
(1) Compensation for employees;
(2) Administrative expenses;
(3) Travel cost; and
(4) Capital expenditures.
In addition, “C” shall be consistent with past practice of Haihui Dalian and practice of the industry, and shall be subject to HiSoft’s review in accordance with this Agreement.
(The list shall be subject to the adjustments agreed upon by the Parties from time to time.)